Exhibit 10.21

November 28, 2022

Jeffrey M. Goldberg

(via email jgoldberlfm01@yahoo.com)

Re: Offer of Employment: President and Chief Executive Officer

Dear Jeffrey:

On behalf of Aeglea BioTherapeutics, Inc. (the “Company”), it is my pleasure to formally offer you the position of President and Chief Executive Officer with a start date of November 29, 2022. This is a full-time position. This letter (the “Offer Letter”) contains an overview of the responsibilities, compensation and benefits associated with this position. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

Subject to the terms and conditions of this Offer Letter, you shall hold the position of President and Chief Executive Officer. You will report to the Company’s Board of Directors (“Board”) and your activities shall be as directed by the Board and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies. You will serve as member of the Board during the period in which you are serving as Chief Executive Officer. During employment with the Company, you will be expected to devote your full-time business time and attention to the business and affairs of the Company. Except for those activities set forth on Exhibit A to this offer letter which you will be permitted to perform through December 31, 2022, you agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. You will be expected to abide by all of the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment, the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

Your annual Base Salary will be $600,000 (the “Base Salary”) less any federal, state and local payroll taxes and other withholdings legally required or properly requested by you. The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion. Your Base Salary will be subject to review by the Board in accordance with the Company’s annual review process. In addition to your Base Salary, the Company will pay you a $35,000 annual housing allowance, which will be subject to reduction for applicable withholding taxes.

BONUS

Each calendar year, Executive will be eligible to earn an additional cash bonus with a target bonus of fifty percent (50%) of the Base Salary (the “Annual Bonus”), based upon the Board’s assessment of Executive’s individual performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The actual amount of such Annual Bonus will be determined by the Board (or a committee of the Board) in its sole discretion. Your receipt of the Annual Bonus shall be conditioned upon your achievement of performance objectives set by the Board in writing after consultation with you in the applicable calendar year. The Board will determine in its sole discretion whether such performance objectives have been achieved. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year to which the performance relates. An Annual Bonus will not be earned if your employment ends for any reason before the final day of the bonus year.

EQUITY AWARDS

As additional compensation, and subject to approval by the Board, you will be granted an option as an inducement award pursuant Nasdaq Listing Rule 55635(c)(4), to purchase 1,884,838 shares of Company common stock with an exercise price equal to the fair market value of the Company’s stock on the date of grant (the “Option”). The grant of the Option will also be subject to the approval of the Company’s stockholders, to the extent required by applicable law. The shares subject to the Option will vest over a 48 month period with 25% vesting on the one year anniversary of your commencing employment as Chief Executive Officer under this Offer Letter and the balance in monthly installments thereafter, subject to your continued service through the applicable vesting date.

As Chief Executive Officer, you would be eligible for additional annual equity awards pursuant to any plan or arrangement the Company has in effect from time to time and you will be eligible for the 2023 annual grant.

The Option will be granted pursuant to and subject to the terms and conditions of the option agreement and will be further subject to the terms of an option agreement as approved by the Board setting forth the vesting conditions and other restrictions. To the extent there is any discrepancy between this Offer Letter and the terms of any option agreement, the option agreement will control.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Upon commencement of employment under this Offer Letter, and subject to approval of the Board, you will also be entitled to the benefits set out in the accompanying Severance and Change in Control Agreement.

BENEFITS

During your regular full-time employment with the Company, you will be eligible to participate in any medical, dental, or other health/life employee benefit plans, if any, of the Company. You may be eligible to participate in employee benefit plans on the same basis and subject to the same qualifications and limitations, as other similarly situated employees in the Company. Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies. You will also be eligible to receive any paid holiday time and vacation time observed by the Company in accordance with the Company’s policies and procedures. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies, at any time, provided the same amendment, modification or termination is applied to all similarly situated executives.

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre- approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses. .

EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term. Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position.

Accordingly, as an “at-will” employee, the Company may terminate your employment or you may resign your employment with the Company at any time, for any reason or no reason, but you shall be entitled to the benefits set out in the accompanying Severance and Change in Control Agreement.

COVENANTS

This offer letter and your employment is subject to documentation of authorization to work in the United States if not already provided. You acknowledge that you have signed a Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and you acknowledge that your employment with the Company is contingent upon your continued compliance with this Agreement.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Internal Revenue Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any non- competition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

This offer, once accepted, and together with the confidentiality agreement referred to above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

We look forward to your contribution to the Company. If you have any questions about the terms of this offer or the contents of this letter, please feel free to contact me. In acknowledgment and acceptance of our offer, please sign this Offer Letter and return to me directly.

Sincerely,

AEGLEA BIOTHERAPEUTICS, INC.

By: /s/ Russell Cox

Russell Cox, Chairman of Board of Directors

AGREED AND ACCEPTED

/s/ Jeffrey Goldberg

Signature

Date:11/28/2022

Exhibit A

Permitted Activities through December 31, 2022

Winddown of consulting activities, including strategic advising, support with fundraising activities, and business development/partnering with the following companies:

Elsie Biotechnologies Immunitas Therapeutics Biorchestra

Design Pharma